                                                                               EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/12/07	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S ANNOUNCES INCREASES TO DIVIDEND
AND TOTAL CASH RETURN TARGET

•	Annual cash dividend increases 50% to $1.50 per share

•	Cash returned to shareholders expected to total $15 billion to $17 billion in 2007 through 2009

OAK BROOK, IL -- McDonald's Board of Directors today declared an annual cash dividend of $1.50 per share payable on December 3, 2007 to shareholders of record as of November 15, 2007. This is 50% higher than the Company’s 2006 dividend of $1.00 per share.
    Jim Skinner, McDonald’s Chief Executive Officer, said, "Today’s dividend increase is a testament to our focus on being better, not just bigger. We’ve improved our menu, marketing and restaurant experience and at the same time taken action to enhance the strength and reliability of our substantial cash flow. Our efforts have delivered exceptional business performance and created significant value for our owner/operators, suppliers and shareholders.
    "Our business momentum, strong stable cash flow, borrowing capacity and anticipated future capital needs reinforce our view that cash available for dividends and share repurchase will continue to grow. As a result, while maintaining a strong credit rating, we expect to return $15 billion to $17 billion in cash to shareholders from 2007 through 2009, subject to business and market conditions. Today’s dividend increase is a part of this commitment along with our ongoing share repurchases, which have totaled $2.4 billion year-to-date August."
    McDonald’s has raised its dividend each and every year since paying its first dividend in 1976. At $1.50 per share, the Company’s dividend is now more than six times higher than the 23.5 cents per share paid in 2002.

Upcoming Communications
    Karen King, President - U.S. East Division, will participate in a panel discussion at the RBC Capital Markets Consumer Conference at 9:40 am (Eastern Time) on September 19, 2007. This panel discussion will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
    McDonald’s tentatively plans to release September sales on October 12, 2007.

    McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. More than 75% of McDonald's restaurants worldwide are owned and operated by independent local men and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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